Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 2, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Amarantus Bioscience Holdings, Inc.

Sunnyvale, CA 94085

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1, Registration Statement Under the Securities Act of 1933, filed by Amarantus BioScience Holdings, Inc. of our report dated April 15, 2013, relating to the financial statements of Amarantus BioScience Holdings, Inc. as of and for the years ending December 31, 2012 and 2011 and for the period from January 14, 2008 (inception) to December 31, 2012, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC